Exhibit 99.3

Report of Management on Compliance

We, as members of management of Capital One Bank (the “Bank”), a wholly-owned subsidiary of Capital One Financial Corporation, are responsible for complying with the requirements of Sections 3.02, 3.04(a), 3.04(b), 3.04(c), 3.04(d), 3.04(e), 3.04(f), 3.09(a), 3.09(b), 4.02, 4.03(a), 4.03(b), 4.03(c), 4.03(d), 4.04, 4.05 and 8.08 of the Pooling and Servicing Agreement dated as of September 30, 1993, amended and restated as of August 1, 2002, which was filed with the Securities and Exchange Commission on Form S-3/A on September 13, 2002 (the “Agreement”) as modified by the applicable sections in Article IV of the Series Supplements to the Agreements listed below (the “Supplements”), filed with the Securities and Exchange Commission on the dates indicated below:

Series	Date Filed with the SEC on Form 8-K
1998-1	July 9, 1998
1999-3	July 29, 1999
2000-2	July 31, 2000
2000-3	September 1, 2000
2000-4	November 3, 2000
2001-1	March 13, 2001
2001-2	May 9, 2001
2001-3	May 22, 2001

Series	Date Filed with the SEC on Form 8-K
2001-5	August 24, 2001
2001-6	September 17, 2001
2001-8	November 5, 2001
2002-1	January 28, 2002
2002-2	April 18, 2002
2002-3	May 15, 2002
2002-4	June 13, 2002
2002-CC	September 13, 2002

We also are responsible for establishing and maintaining effective internal control over compliance with the requirements referred to above.

An evaluation of the Bank’s compliance with the requirements of Sections 3.02, 3.04(a), 3.04(b), 3.04(c), 3.04(d), 3.04(e), 3.04(f), 3.09(a), 3.09(b), 4.02, 4.03(a), 4.03(b), 4.03(c), 4.03(d), 4.04, 4.05 and 8.08 of the Agreement as modified by the applicable sections in Article IV of the Supplements relating to Series 1998-1, 1999-3, 2000-2, 2000-3, 2000-4, 2001-1, 2001-2, 2001-3, 2001-5, 2001-6, 2001-8, 2002-1, 2002-2, 2002-3, ,2002-4, and 2002-CC as of December 31, 2004 and for the year then ended has been performed under our supervision. Based on this evaluation, we assert that for the year ended December 31, 2004, the Bank complied in all material respects with the requirements of these sections of the Agreement as modified, where applicable, by the Supplements referred to above.

CAPITAL ONE BANK		CAPITAL ONE BANK

By:	/s/ Catherine West	By:	/s/ Susan McFarland
Name: Catherine West		Name: Susan McFarland
Title: President		Title: Chief Financial Officer

March 17, 2005